                                                                      Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)
                         (Dollar Amounts in Thousands)

                                         Year Ended September 30,
                            --------------------------------------------------
                              1996       1995      1994      1993        1992
                            --------   --------  --------  --------    --------
Earnings Available for
  Fixed Charges:
  Income (loss) before
    extraordinary item
    and minority interest   $(77,482)  $414,646  $299,474  $197,461    $175,607
  Income taxes               105,188    276,430   199,649   129,726     112,273
                            --------   --------  --------   -------    --------
  Income before income
    taxes, extraordinary
    item and minority
    interest                  27,706    691,076   499,123   327,187     287,880
  Consolidated interest
    expense                  179,299    159,529    93,159    70,894      71,096
  Interest expense related
    to proportionate share
    of 50% owned affiliates   22,613     19,722    22,689    25,354      25,269
  Portion of rents repre-
    senting the interest
    factor                    35,045     31,842    20,868    18,721      16,393
  Less-Equity in earnings
    (losses) of affiliates
    less than 50% owned        3,238      1,643     4,698        --          22
                            --------   --------  --------  --------    --------
          Total             $261,425   $900,526  $631,141  $442,156    $400,616
                            ========   ========  ========  ========    ========
Fixed Charges:
  Consolidated interest
    expense and interest
    costs capitalized       $195,605   $170,958  $104,759  $ 89,563    $ 86,908
  Interest expense and
    interest costs capi-
    talized related to
    proportionate share
    of 50% owned
    affiliates                24,408     20,351    22,974    25,484      26,952
  Portion of rents repre-
    senting the interest
    factor                    35,045     31,842    20,868    18,721      16,393
                            --------   --------  --------  --------    --------
          Total             $255,058   $223,151  $148,601  $133,768    $130,253
                            ========   ========  ========  ========    ========
Ratio of Earnings to
  Fixed Charges                 1.02(1)    4.04      4.25      3.31(2)     3.08
                            ========   ========  ========  ========    ========

(1) Excluding the effects of the fiscal 1996 special charges of $446.8 million, the ratio of earnings to fixed charges for fiscal 1996 is 2.77.
(2) Excluding the effects of the fiscal 1993 reorganization charge of $27.0 million, the ratio of earnings to fixed charges for fiscal 1993 is 3.51.